Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement of our report dated September 27, 2024. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Manohar Chowdhry & Associates
Manohar Chowdhry & Associates
Chartered Accountants

Chennai, India

October 24, 2024